Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193715 and No. 333-183481) and on Form S-8 (No. 333-140152) of Martin Midstream Partners L.P. of our report dated March 28, 2014 relating to the financial statements of Cardinal Gas Storage Partners LLC, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Houston, Texas
March 2, 2015